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                                                                   Exhibit 10.10



PERSONAL & CONFIDENTIAL

November 23, 1998                                                  Fax/Delivered


John Foresi


Dear John,

On behalf of DELANO Technology, I am pleased to offer employment to you in the position of CEO. I believe you will find this position challenging and rewarding. The following are the terms and conditions of this offer.

1. This offer is for an indefinite term, commencing at latest on January 2, 1999. The base salary will be $150,000 per annum, payable on a twice a month basis by cheque, and a car allowance of $7,200 p.a.. As CEO you agree to be available on a full time basis, consistent with the amount of hours appropriate for a CEO of a technology start up.

2. a) You have agreed to invest $500,000 to purchase 526,316 preference shares, representing 4% of the company on a post money basis in accordance with the attached term sheet dated November 2, 1998.

     b) You will receive a warrant to purchase $250,000 worth of DELANO common shares on the following terms:

        i.    The warrant is granted upon your commencing employment
        ii. The warrant becomes effective on the first anniversary of your employment
        iii. On the first anniversary, and until the third anniversary, of your commencement of employment you shall be entitled to purchase up to $250,000 worth of common shares at $0.95 per share (263,158 shares).
        iv. The share prices shall be readjusted to reflect share spits and consolidations.
        v. The warrant expires upon the earlier of your ceasing to be employed by the company (except as noted below), and the day after the third anniversary of your commencing employment.

3. In addition you will be entitled to reimbursement by DELANO for any and all reasonable out-of-pocket expenses you incur specifically in connection with services on behalf of DELANO and at DELANO's request or otherwise as approved by the compensation committee. Expenses must be acceptable and in accordance with DELANO's then current corporate policy. Payments will be made to you by DELANO on presentation of account (subject to approval by the compensation committee, if applicable).



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4.   In addition you will be entitled to options to purchase 500,000 common shares of DELANO (currently equal to 5% of the fully diluted capitalization of the Company as at the effective date hereof).1 Option plan attached.

5. In your capacity as a shareholder, you shall, upon request, execute the shareholder agreement and/or other applicable agreements, then existing between XDL and the other shareholders of the Company, and be entitled to the pre-emptive rights and tag-a-long rights and other rights set out therein for material common shareholders, so long as you agree to be subject to the obligations set out therein. As a senior officer, you shall benefit from the indemnity of directors and officers currently in the articles of the Company and form and D&O and E&O insurance, which the Company has or may obtain in the future.

6. You will be eligible to participate in DELANO's then current Benefit Program, subject to the terms of the Program.

7. You are entitled to 3 weeks vacation (exclusive of statutory or public holidays) each financial year, that leave to be prorated over any partial year of employment. Such vacation is to be taken at a time acceptable to DELANO subject to its operational requirements.

8. Performance appraisals and salary review will be conducted on an annual basis by the compensation committee of the board of directors. In the first year, Compensation Committee, including the Chairman of the Board, will conduct quarterly written operational reviews of your performance (not necessarily for purposes of assessing compensation).

9. You acknowledge that by virtue of your position, you are a fiduciary. For the period in question, you agree to perform the following services to the best of your ability and in a manner consistent with the highest standards of the industry to:

     a) create and lead the execution of strategic and business plans to drive growth, to create a vehicle which may achieve liquidity over time, on terms acceptable to the shareholders;
     b) provide services in support of the operations of the company in the areas of marketing, sales, business development, research & development, customer service, professional services; and
     c) such other responsibilities as are set out herein or as may be set out in Schedule C hereto from time to time by the board of directors or the compensation committee.

10. You shall provide a brief written report to the Board upon request, but no less frequently than monthly, summarizing your activities on DELANO's behalf, and your assessment of DELANO, relative to its goals and competition.

11. Should you elect to leave the employment of DELANO, you are requested to provide DELANO with at least two months written notice. DELANO may waive any such notice in whole or part, resulting in an earlier termination date for you, in which case DELANO will pay your base salary during the balance of the notice period.

12. All employees of DELANO are required to sign a Confidentiality Agreement. A copy of this Agreement is attached for your review. You warrant that (i) neither entering into this Agreement nor providing any information, shall breach any fiduciary or other duty or any covenant, agreement or understanding

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1 These will: a) be exercisable at a strike price equal to C$0.25 per share; b)
vesting in thirds on the over 3 years, on the first 3 anniversaries of your commencing employment; c) expire after five years, and d) otherwise be governed by the generally applicable DELANO option plan.



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     (including any agreement relating to any proprietary information, knowledge or data created or acquired by you in confidence, trust or otherwise prior to entering into any work relationship with DELANO) to which you are a party or by the terms of which you may be bound or any similar duty imposed by law or equity.

13. This letter signifies acceptance of this offer, and all generally applicable employee standards from time to time.

14. This Agreement will be covered by and interpreted in accordance with the laws applicable in the Ontario, Canada, excepting its choice of law provisions. Toronto shall be the venue of any dispute resolution or litigation.

15. If you are dismissed without cause, within 12 months of your employment, you will receive 3 months notice or payment of 3 months severance in lieu thereof. If you are dismissed without cause, after 12 months of employment, you will receive 6 months notice or payment of 6 months severance in lieu thereof. Options that have not vested, and warrants that have not become effective, prior to the notice of termination (other than for cause) or during the 3 or 6 month notice or severance period thereafter, shall be null and void. Notwithstanding anything else herein, should your employment be terminated (other than for cause or resignation) at any time, by an acquiror of legal Control (as defined in the Shareholder's Agreement) of Delano, then all options granted hereunder shall vest within three months of such change of Control.

Please confirm your acceptance of this offer by returning a signed copy of this letter and confidentiality agreement to us not later than 5:00 p.m., Monday, November 30, 1998.

If you have any further questions, please do not hesitate to contact me. We look forward to you joining the DELANO team.

Sincerely,

DELANO TECHNOLOGY CORP.



/s/ David Latner
_______________________________________
David Latner
A.S.O.


/s/ John Foresi
_______________________________________                 ________________________
John Foresi                                             Nov.            , 1998
Singed in Acceptance of the Above Terms